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                                                                    EXHIBIT 99.1

(FISHER SCIENTIFIC INTERNATIONAL LOGO)

NEWS RELEASE

Media Contact:
Gia L. Oei, 603-929-2489
E-mail: Gia.Oei@nh.fishersci.com

Investor Contact:
Carolyn Miller, 603-929-2381
E-mail: Carolyn.Miller@nh.fishersci.com

    FISHER SCIENTIFIC INTERNATIONAL ACQUIRES 93.6 PERCENT OF PERBIO SCIENCE;

              Company Confirms 2003 EPS Guidance of $2.20 to $2.30;
                 Files $750 Million Shelf Registration Statement

HAMPTON, N.H., Sept. 3, 2003 - Fisher Scientific International Inc. (NYSE: FSH) today announced that it has acquired 93.6 percent of Perbio Science AB (Stockholm: PBIO), a $250 million manufacturer and supplier of technologies, products and services to the life-science and biotechnology industries. All conditions of the tender offer have been satisfied, including the 90 percent minimum acceptance requirement.

      At the close of the extended acceptance period, 93.6 percent of the total number of shares and votes of Perbio, calculated on a fully diluted basis, were tendered into Fisher's final offer of SEK 155 per share and SEK 106 per warrant. For shareholders who have accepted the final offer, cash settlement is expected to take place on Sept. 8, at which time Fisher will assume operational responsibility for Perbio.

      "We are pleased that the holders of an overwhelming majority of Perbio's shares have accepted our offer," said Paul M. Montrone, chairman and chief executive officer of Fisher Scientific. "We will move quickly to complete the transaction and leverage Perbio's manufacturing strengths in the life-science market with Fisher's global sales, marketing and distribution network to accelerate growth."

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Fisher Scientific International Acquires 93.6 Percent of Perbio Science - 2

      To provide an opportunity for the remaining shareholders to accept the offer, the acceptance period for the offer relating to the shares in Perbio is further extended until 4 p.m. Central European Time (CET) on Sept. 19, without any remaining conditions. As a result, the right to withdraw acceptances does not apply during the extended acceptance period. For shares tendered during the extended acceptance period, cash settlement is expected to occur on or about Sept. 26.

      Fisher has requested that an extra general meeting of Perbio shareholders be convened as soon as possible to appoint new board members. The company will initiate mandatory redemption of the outstanding shares and anticipates that the Perbio shares will be delisted from the Stockholm Stock Exchange no later than the end of October.

      Fisher Scientific expects that the transaction will be 10 to 15 cents accretive to 2004 diluted earnings per share (EPS), which, following the acquisition, are expected to be $2.65 to $2.80. The company is also maintaining its 2003 EPS guidance, excluding one-time costs related to the transaction, of $2.20 to $2.30 per share, revenue growth of 6.5 percent to 8.5 percent, and operating margins of 7.8 percent to 8.0 percent.

      Fisher also announced that it has filed a universal shelf registration statement with the Securities and Exchange Commission (SEC) that allows the company to issue up to $750 million of debt and equity securities. Once declared effective by the SEC, the statement will provide the company with more flexibility to fund future growth.

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Fisher Scientific International Acquires 93.6 Percent of Perbio Science - 3

ABOUT FISHER SCIENTIFIC INTERNATIONAL INC.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE:FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com.

UNITED STATES

The offer is not being made, and this announcement does not constitute an offer, directly or indirectly, in or into the United States of America or to any resident of the United States of America, and the offer may not be accepted in or from the United States of America.

Forward-looking statements

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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